ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into on April 17, 2010, by and among B6 Sigma, Inc., a Delaware Corporation ("Purchaser") and Technology Management Company, Inc., a New Mexico Corporation ("Seller").

W I T N E S S E T H:

WHEREAS, Seller operates a business with three principal divisions, namely International Program Support, Beyond 6 Sigma and National Security Programs; and

WHEREAS, Purchaser desires to purchase all of the assets of Seller's Beyond 6 Sigma division (the "Business") and Seller desires to sell such assets to Purchaser, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto and made a part hereof.

2 PURCHASE OF ASSETS.

2.1 Purchase and Sale of Assets. On the Closing Date, subject to the terms and conditions hereof, Seller shall sell, convey, assign, deliver and transfer to Purchaser, and Purchaser shall purchase and take possession of, all right, title and interest in and to all of Seller' personal, tangible, intangible and other assets, properties, and rights of any kind which are or have been used or are useable in, or reasonably necessary to, the historical, current, or currently planned (for the 12-month period following the Closing Date) operation of, the Business, other than the Excluded Assets (the "Purchased Assets"). The Purchased Assets include the following and nothing else:

(a) Equipment. All equipment, machinery, furniture, fixtures, leasehold improvements, equipment, office equipment, personal computer hardware and Software, flat panel screens, and vehicles which are listed on the annexed Schedule 2.1(a) (collectively, the "Equipment");

(b) Inventory. All inventory (including, without limitation, all raw materials, packaging materials, work-in-process, finished goods, goods-in-transit, consigned goods and returned goods) related to the Business as listed on the annexed Schedule 2.1(b) (collectively, the "Inventory");

(c) Prepaid Expenses. All prepaid expenses of the Business existing as of the Closing Date as listed on Schedule 2.1(c) (collectively, the "Prepaid Expenses");

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(d) Contracts, Licenses, and Leases. All of Seller's rights and obligations under any contract, license, agreement (whether written or verbal), or real property lease described on Schedule 2.1(d) (collectively, the "Assumed Contracts"). The Purchaser and Seller hereby agree that the Assumed Contracts have no value and that the Seller is assigning the Assumed Contracts to the Purchaser because of Seller's inability to perform under the Assumed Contracts;

(e) Intellectual Property. All Intellectual Property held for use or owned by Seller for use in the Business as and only as described on Schedule 2.1(e), and all goodwill associated therewith, including, without limitation, the right to sue and recover damages for past, present and future infringement thereof;

(f) Books and Records. Except such as are Excluded Assets, a copy of all books, records, files and other data of Seller (including, without limitation, those stored electronically) relating to any of the Purchased Assets or the Business, including, without limitation, customer lists, supplier lists, mailing lists, sales materials, copies of all financial statements, accounting and operating ledgers, warranty records, sales and promotional materials, studies, reports, customer records and information (collectively, the "Books and Records");

(g) Claims. Except such as are Excluded Assets, all claims and rights against third parties relating to the Purchased Assets or the Business, including, without limitation, rights under warranties, rebates, setoffs, refunds, credits, allowances, and rights of recovery;

(h) Restrictive Covenants. All rights in and to any restrictive covenants and other obligations of present and former employees, independent contractors, suppliers, and customers of the Business but only to the extent such relate to the Business;

(i) Telephone Numbers. All telephone numbers, domain names, websites, URLs, and e-mail addresses listed on Schedule 2.1(i); and

(j) Goodwill. All other intangible assets of Seller related exclusively to the Business, including, without limitation, goodwill and going concern value.

2.2 Excluded Assets. The following properties, assets, rights and interests of Seller are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Purchased Assets (the "Excluded Assets"):

(a) Cash. All cash and cash equivalents;

(b) Taxes. All refunds, credits, or overpayments with respect to Taxes; and

(c) Organizational Documents. All organizational documents, minute books, and records which Seller is required by law to retain.

2.3 Liabilities. Purchaser is not assuming, and shall not in any way become liable for, Seller's debts, liabilities or obligations of any nature whatsoever, whether accrued,

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absolute or contingent, whether known or unknown, whether due or to become due and whether or not related to Seller, the Business or the Purchased Assets, and regardless of when or by whom asserted.

2.4 Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be paid by the Purchaser by delivery to the Seller of an aggregate of 24,000 shares of Seller's common stock and 300,000 vested and unvested options to acquire shares of Seller's common stock (the "TMC Securities") owned by Daniel Hartman, Mark Cola and Vivek Dave valued at $81,840 in the aggregate, to which valuation both Purchaser and Seller hereby agree. All shares of TMC common stock and options granted to any of such persons under the ESOP Plan (the "ESOP Securities") shall be excluded from the definition of TMC Securities and shall be retained by Messers. Hartman, Cola and Dave, subject to the terms of the ESOP plan. The Purchase price shall be delivered to the Seller at the Closing.

3 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:

3.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico and has the full power and authority to own, lease and operate its properties and to carry on the Business as now conducted by it. The Seller is duly licensed or qualified and is in good standing in each jurisdiction where the failure to be so qualified would result in a material adverse effect on the Business.

3.2 Power, Ownership, Authorization and Validity. The Seller has the right, power, legal capacity and authority to enter into this Agreement and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Seller has been duly and validly approved and authorized by the Board of Directors of the Seller and no consent, authorization, declaration, filing, registration or approval by any Government Authority is necessary in order to enable Seller to enter into and perform the terms of this Agreement. This Agreement is the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

3.3 Consents. The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon assets or properties of Seller (including, without limitation, the Purchased Assets) under, any provisions of any Assumed Contract by which any of Seller's respective assets or properties (including, without limitation, the Purchased Assets) are bound. No consent from, or notice to, any party to any Assumed Contract is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of any transaction contemplated by this Agreement, other than as set forth in Schedule 3.3.

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3.4 Contracts.

(a) Except as set forth in Schedule 2.1(d), the Purchased Assets are not subject to or bound by:

(i) any license or contract with any Person, subcontractor, consultant, independent contractor or advertising agency, including, without limitation, any license or sublicense;

(ii) any management, employment, severance or other similar type of agreement;

(iii) any contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property (except any personal property lease which provides for annualized payments of less than $5,000);

(iv) any lease for real property;

(v) any joint venture, partnership or other contract or agreement involving a sharing of profits, losses, costs or liabilities with any person;

(vi) any contract guaranteeing the payment or performance of the obligations of any third party;

(vii) any power of attorney or proxy; or

(viii) any other license, contract, lease, or commitment which involves the annual payment by Seller of more than $5,000 in amount or value and which is not cancellable without penalty upon not more than thirty (30) days notice (the items set forth in clauses (i) through (viii) above together with the Assumed Contracts, being collectively, the "Material Contracts").

(b) Each of the Material Contracts was made in the ordinary course of business, at arm's length, is valid and binding, in full force and effect as to the Seller which is a party thereto, and to Seller's Knowledge as to each other Person to such Material Contract, and no default by such Seller, or, to Seller' Knowledge by the other parties thereto, nor any event which, with notice or passage of time, or both, would constitute a material default, exists under any of the Material Contracts.

(c) Seller has not received any written notice that any Person intends to modify, amend, supplement, or cancel any of the Material Contracts, and to Seller's Knowledge, no such modification, amendment, supplement, or cancellation is threatened.

3.5 Title of Purchased Assets. Seller owns all of the Purchased Assets, free and clear of all Liens, restrictions and other interests. Immediately following the Closing Date, Purchaser will have good title to the Purchased Assets.

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3.6 Litigation. There is no suit, action, proceeding, arbitration, claim, audit or investigation pending against the Business or the Seller or any officer, director, member, manager, employee or agent of Seller or its affiliates or related parties relating to the Business or any of the Purchased Assets before any Governmental Authority, nor, to Seller's Knowledge, is there any such suit, action, proceeding, arbitration, claim, audit or investigation involving the Purchased Assets or the Business that has been threatened or is likely to be asserted. Seller is not subject to any judgment, order, injunction or decree affecting the Business or the Purchased Assets.

3.7 Taxes. Seller has properly prepared and timely filed all Tax Returns that are required to be filed by it relating to the Seller or the Business, and has withheld and paid all Taxes properly due for the periods covered by such Tax Returns. No Taxes relating to Seller or the Business are currently due and payable by Seller. There are no outstanding agreements or waivers extending the dates for filing, payment, assessment or reassessment or extending the statutes or other periods of limitation applicable to any Tax or Tax Return. There is no unresolved legal proceeding, audit, assessment, reassessment, inquiries or request for information in progress, pending or threatened against or involving the Business in respect of Taxes nor are there any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes. There are no Tax liens on any Purchased Assets.

3.8 Employees; Benefit Plans and Labor Relations.

(a) All of the employees assigned to the Business as of the date hereof are listed on Schedule 3.8 (a) hereto (the "B6 Personnel"). The Business is current with respect to all of its obligations to all B6 Personnel pertaining to compensation and benefits.

(b) Seller: (i) is not a party to any collective bargaining agreement or employment agreement covering any of the B6 Personnel; and (ii) has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit-sharing, salary continuation, welfare benefit, severance, fringe benefit or retirement plan or arrangement covering any of the B6 Personnel.

(c) There is no unfair labor practice charge or complaint against Seller relating to B6 Personnel pending or, to Seller's Knowledge, threatened before any federal, state or local Governmental Authority. Seller has not received any written notice of the intention of any federal, state or local Governmental Authority responsible for the enforcement of labor or employment laws to conduct an outstanding investigation of the Business and, to the Knowledge of Seller, no such outstanding investigation is threatened.

(d) Within the past three (3) years there has not occurred, nor to Seller' Knowledge has there been threatened, a labor strike or lockout, nor during such period has their been, to Seller's Knowledge, a slowdown, work stoppage, nor is there currently any labor strike, dispute, or lockout against or affecting the B6 Personnel, nor to Seller's Knowledge is there currently a slowdown or work stoppage.

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(e) Schedule 3.8(e) sets forth a list of:

(i) each personnel practice or policy which is in effect for B6 Personnel, including, without limitation, vacation policies, holiday pay policies, severance pay policies, sick or personal pay policies, incentive bonus programs, bereavement pay programs, company automobile policies, service award policies, tuition refund policies, and relocation assistance policies;

(ii) each plan, fund or program constituting an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA which is in effect for B6 Personnel, including, without limitation, basic and supplemental life insurance, health insurance (including, without limitation, medical, dental and hospitalization), accidental death and dismemberment insurance, business travel and accident insurance, and short- and long-term disability insurance programs; and

(iii) each "employee pension benefit plan", including, without limitation, any pension, profit sharing, and 401(k) retirement plan which is maintained, assumed or contributed to by Seller with respect to B6 Personnel. (The items listed in clauses (i) to (iii) of this Section 3.8(e) are referred to herein individually as a "Plan" and collectively as the "Plans.")

(f) Except as stated otherwise on Schedule 3.8(f), each of the Plans is now maintained, funded and administered in substantial compliance with its respective terms and the requirements of ERISA, the Code, and all other applicable Laws. As respects all Plans: (a) there are no funding deficiencies (determined on a plan termination basis); (b) no Reportable Event, as defined by ERISA, has occurred during the last two years; (c) no Benefit Plan is a Multiemployer Plan (as defined in Section 4001 of ERISA); (d) no Benefit Plan provides for medical benefits, life insurance or other similar benefits to retirees or their families; (e) no Benefit Plan is self-funded; (f) no termination or partial termination of any Benefit Plan or participation in any Benefit Plan has occurred within the last five years; (g) no disabled current or former employee claims or receives or is entitled to receive disability, pension, health, welfare or life insurance benefits from Seller; and (h) all Benefit Plans may be terminated or modified by Seller in their discretion without penalty or premium. Seller's liabilities with respect to Benefit Plans are reflected in and have been accrued for in the Financial Statements.

3.9 Permits. Except as set forth on Schedule 3.9, there are no Permits necessary for the lawful operation of the Business, other than general business licenses.

3.10 Intellectual Property.

(a) Schedule 2.1(e) is a complete and accurate list of all Intellectual Property previously or currently used by Seller in the operation of the Business or held for use by Seller for the operation of the Business. To the extent indicated on Schedule 2.1(e), the Intellectual Property has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and

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appropriate domain name registrar, the appropriate offices in the various states of the United States, and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains in full force and effect. Copies of all items of Intellectual Property which have been reduced to writing or other tangible form have been delivered by Seller to Purchaser on or prior to the Closing Date (including, without limitation, true and complete copies of all related licenses, and amendments and modifications thereto).

(b) Except as otherwise identified on Schedule 2.1(e), neither the Seller nor any affiliate or related parties are parties to any license or contract, whether as licensor, licensee, or otherwise with respect to any Intellectual Property.

(c) Except as otherwise set forth on Schedule 2.1(e), Seller owns all of the Intellectual Property, free and clear of any Liens, without obligation to pay any royalty or any other fees with respect thereto. Seller has not received any written notice or claim from any third party challenging the right of Seller to use any of the Intellectual Property. The Intellectual Property constitutes all the Intellectual Property necessary to: (i) have operated the Business during the period between January 1, 2007, and the date hereof, and to (ii) operate the Business as of the Closing Date and thereafter, in the manner in which it is presently operated.

(d) Seller has not made any claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of Seller) of its rights to, or in connection with any Intellectual Property, which claim is still pending.

(e) There is no pending or, to Seller' Knowledge, threatened claims by any Person or Governmental Authority of a violation, infringement, misuse or misappropriation by Seller of any Intellectual Property owned by any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Intellectual Property.

(f) There are no interferences or other contested proceedings, either pending or, to Seller's Knowledge, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Governmental Authority (foreign or domestic) relating to any pending application with respect to the Intellectual Property.

(g) The Seller does not own or license any patents except as set forth on Schedule 2.1(e). There are no claims pending or, to Seller's Knowledge, threatened by any Person of a violation, infringement, misuse or misappropriation by Seller of any patents owned by any Person.

3.11 Compliance With Laws. The Business is compliant in all material respects with all Laws applicable to its historical and current operations and the Seller has complied in all material respects with all Laws applicable to the Purchased Assets. No notice of any civil, criminal or administrative suits, arbitrations, investigations, inquiries, reviews or audits has been issued and served upon or delivered to Seller, and no investigation or review is pending

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or, to Seller's Knowledge threatened, by any Governmental Authority with respect to any alleged violation by Seller of any Law.

3.12 Books and Records. From and after January 1, 2007, all Books and Records relating to the Business are, and have been, maintained in a normal and customary manner and accurately reflect all material transactions of the Business.

3.13 Fees and Expenses of Brokers. Seller has no liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby, and Seller have not retained any broker or other intermediary to act on their behalf in connection with the transactions contemplated by this Agreement.

3.14 Environmental. In all aspects affecting the Business:

(a) Seller holds and is in compliance, in all material respects, with all Environmental Permits, and to Seller's Knowledge otherwise has complied, and is in compliance, in all material respects, with all Environmental Laws.

(b) Seller has not received any material, or potentially material, Environmental Claim and, to Seller's Knowledge, there is no threatened material, or potentially material, Environmental Claim against Seller.

(c) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or operated any property or facility in such manner as have given or would give rise to any material, or potentially material, liabilities (contingent or otherwise) or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws.

(d) Seller has not entered into any consent orders or other similar agreements with any Governmental Authority that imposes obligations under Environmental Laws on Seller.

(e) Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws.

(f) Seller has not, either expressly or by operation of law, assumed or undertaken any material, or potentially material, liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(g) The Seller has furnished to Purchaser all environmental audits, reports and other environmental documents relating to Seller which are in its possession or under its reasonable control.

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4 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller as follows:

4.1 Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Power, Ownership, Authority and Validity. Purchaser has the right, power, legal capacity and authority to enter into this Agreement and perform all of its respective obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly and validly approved and authorized by the board of directors of Purchaser and no consent, authorization, declaration, filing, registration or approval by any Government Authority is necessary in order to enable Purchaser to enter into and perform the terms of this Agreement. This Agreement is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

4.3 Litigation. There is no suit, action, proceeding, arbitration, claim, audit or investigation pending against the Purchaser or any officer, director, member, manager, employee or agent of Purchaser or its affiliates or related parties relating to the Business or any of the Purchased Assets before any Governmental Authority, nor, to Purchaser's knowledge, is there any such suit, action, proceeding, arbitration, claim, audit or investigation involving the Purchased Assets or the Business that has been threatened or is likely to be asserted. Purchaser is not subject to any judgment, order, injunction or decree affecting the Business or the Purchased Assets.

4.4 Fees and Expenses of Brokers. Purchaser has not retained any broker or other intermediary to act on their behalf in connection with the transactions contemplated by this Agreement.

4.5 Performance of Assumed Contracts. Purchaser shall fully, timely, and completely perform all of the Assumed Contracts in accordance with the terms of each such contract.

4.6 Stock and Stock Options. The TMC Securities constitute all of the shares of Seller's stock (whether common or preferred) and all of the options related to Seller's stock (whether vested or nonvested) held or owned by or on behalf of (whether legally or beneficially) Daniel Hartman, Mark Cola, and Vivek Dave, with the exception of the ESOP Securities, which are being retained by Daniel Hartman, Mark Cola, and Vivek Dave, subject to the terms of the ESOP plan, and are not the subject of this Agreement. Each of Daniel Hartman, Mark Cola, and Vivek Dave join individually in this Agreement for purposes of making this representation and warranty.

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5 CLOSING. The closing of the transactions contemplated by this Agreement ("Closing") shall be at the offices of the Seller, at such time, date or place as may be mutually agreed upon in writing by the parties) (the "Closing Date").

6 COVENANTS.

6.1 Implementing Agreement.

(a) Subject to the terms and conditions hereof, each party hereto shall use its best efforts to take all actions required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby. Not in limitation of the foregoing, Seller and Purchaser shall cooperate in obtaining all of the consents set forth in Schedule 3.3 but shall not be required to make any payments to the contract parties, other than as may be designated in any such agreement that requires such consent, in order to obtain such consents.

(b) Purchaser shall engage a Registered Accounting Firm at its expense to prepare the Financial Statements. Seller agrees to provide to the Registered Accounting Firm any and all information reasonably requested by the Registered Accounting Firm in connection with the preparation of Financial Statements.

6.2 Access to Information and Facilities.

(a) From and after the date of this Agreement, Seller shall give Purchaser and Purchaser's representatives access during normal business hours to all of the facilities, properties, books, contracts, licenses, commitments and records of Seller related to the Business and shall make the officers, managers and employees of Seller available to Purchaser and its representatives as Purchaser and its representatives from time to time upon reasonable request. Purchaser and its representatives will be furnished with any and all information concerning the Business and copies of any of such documents which Purchaser or its representatives reasonably request.

(b) After the Closing Date, each party shall provide to the other parties any and all information reasonably requested by any such party to enable it or its members to prepare any Tax Return, to comply with any obligations of such party under this Agreement, or to defend against any third-party lawsuit for which such party may be required to indemnify such other party; *provided*, *however*, that, assuming compliance with this paragraph, no defense or objection to any claim for indemnification shall be based on this paragraph.

6.3 Preservation of Business. From the date of this Agreement until the Closing Date, Seller shall operate the Business only in the ordinary and usual course of business consistent with past practice, and use its best efforts to: (a) preserve intact the present business organization and personnel; (b) preserve the goodwill and advantageous relationships of Seller with customers, suppliers, independent contractors, employees and other Persons material to the operation of Seller' Business; and (c) not permit any action or omission which would cause any of the representations or warranties of Seller to be breached.

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6.4 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchaser of any Assumed Contract is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and Purchaser shall assume no obligations or liabilities under any such Assumed Contract. Seller shall advise Purchaser promptly in writing with respect to any Assumed Contract which Seller knows or has any reason to believe will or may not be subject to assignment to Purchaser hereunder. Without in any way limiting Seller's obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the transactions contemplated hereunder are consummated, Seller shall cooperate with Purchaser following the Closing Date in any reasonable arrangement designed to provide Purchaser with the rights and benefits (subject to the obligations) under any such Assumed Contract, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party, and if requested by Purchaser, acting as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require.

6.5 Supplemental Information. From time to time on or prior to the Closing Date, Seller, on the one hand, and Purchaser, on the other hand, will promptly disclose in writing to the other party any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other party or which would render inaccurate or misleading any of the representations, warranties or statements set forth herein. No information provided to a party pursuant to this Section 6.5 shall be deemed to cure any breach of any representation, warranty, or covenant made in this Agreement, except as hereinafter provided in this Section 6.5. Seller, on the one hand, and Purchaser, on the other hand, may, from time to time prior to the Closing Date, by notice in accordance with this Agreement, supplement or amend any Schedule referred to in this Agreement, including, without limitation, one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty herein contained. No such supplemental or amended schedule shall be deemed to cure any breach of such representation or warranty for purposes of the indemnification provisions hereof; *provided*, *however*, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for all purposes, including but not limited to the indemnification provisions, any breach of any representation or warranty which would have existed by reason of any of the parties hereto not having made such supplement or amendment.

7 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.

The obligations of Purchaser are subject to the satisfaction (except to the extent waived in writing by Purchaser) before the Closing Date of all of the following conditions:

7.1 Representations, Warranties and Covenants. All representations and warranties by Seller contained in this Agreement shall be true on the Closing Date as though made on the Closing Date. Seller shall have complied with and performed all of its covenants

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and obligations set forth in this Agreement which were required to be complied with or performed prior to the Closing Date.

7.2 No Material Adverse Change. There shall have been no material adverse change in the Business from the date of execution of this Agreement through the Closing Date.

7.3 Third-Party Action. No action, proceeding, investigation, inquiry or objection by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

7.4 Consents. The consents set forth in Schedule 3.3 which are designated as required consents shall have been obtained.

8 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.

The obligations of Seller are subject to the satisfaction (except to the extent waived in writing by Seller) before the Closing Date of all of the following conditions:

8.1 Representations, Warranties and Covenants. All representations and warranties by Purchaser contained in this Agreement shall be true on the Closing Date as though made on the Closing Date. Purchaser shall have complied with and performed all of its covenants and obligations set forth in this Agreement which were required to be complied with or performed prior to the Closing Date.

8.2 Third-Party Action. No action, proceeding, investigation, inquiry or objection by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

9 CLOSING DELIVERIES.

9.1 Deliveries by Seller. On the Closing Date, Seller shall deliver to Purchaser the following (in each case duly signed if the item is a document):

(a) The Purchased Assets;

(b) A bill of sale executed by the Seller and other documents or instruments of conveyance, transfer or assignment as are necessary to assign, vest, and confirm in Purchaser all right, title and interest in and to the Purchased Assets;

(c) Assignments of all trademarks, patents and applications therefor executed by the Seller, evidencing the assignment to Purchaser of all of the trademarks, trade names, service marks, trademark applications, trademark registrations, patents and patent applications included within Intellectual Property;

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(d) A domain name assignment executed by Seller, evidencing the assignment to Purchaser of all of the URLs, domain names, websites, and e-mail addresses that are or have been used by or in connection with the Business;

(e) A certificate of the Secretary of the Seller certifying as to the validity of the resolutions of the Board of Directors of the Seller approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer signing on behalf of the Seller);

(f) Resolutions of the Board of Directors of the Seller approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(g) A Certificate of Good Standing for the Seller from the State of New Mexico;

(h) Except as anticipated otherwise by Section 6.1(a), each of the consents set forth in Schedule 3.3; and

(i) Such further certificates, instruments, payoff letters, and other documents as shall be reasonably requested by Purchaser's counsel.

9.2 Deliveries by Purchaser. On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following (in each case duly signed if the item is a document);

(a) The Purchase Price including stock and option transfer documents satisfactory to Seller's counsel;

(b) A Certificate of Good Standing for Purchaser from the States of Delaware and New Mexico;

(c) Such further certificates, instruments and other documents as shall be reasonably requested by Seller's counsel.

9.3 Mutual Deliveries. On or prior to the Closing Date, Purchaser, on the one hand, and Seller, on the other hand, shall deliver or cause to be delivered to each other an assignment and assumption of contracts assigning the Assumed Contracts, and all rights and obligations thereunder, from Seller to Purchaser.

10 TERMINATION.

10.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a) With the consent of Seller and Purchaser;

(b) By Seller or Purchaser, if the Closing shall not have taken place on or before April 30, 2010; *provided, however*, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

(c) By Purchaser, if there shall have been a material breach of any covenant, representation or warranty of Seller hereunder; or

(d) By Seller, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties hereunder shall terminate, except: (i) the obligations set forth in Section 12.5 shall survive the termination of this Agreement, and (ii) no termination shall relieve any party from liability for any breach of this Agreement.

11 SURVIVAL AND INDEMNITY.

11.1 Survival of Representations and Warranties. The representations and warranties contained in Article 3 of this Agreement shall survive the Closing Date for one year; *provided, however*, the representations and warranties with respect to Organization and Good Standing set forth in Section 3.1 and Section 4.1, Power, Ownership, Authority, and Validity set forth in Section 3.2 and Section 4.2, Title of Purchased Assets in Section 3.5, Taxes set forth in Section 3.10, Brokers set forth in Section 3.13, Performance of Assumed Contracts set forth in Section 4.5, and Stock and Stock Options set forth in Section 4.6 shall survive for their respective statutes of limitations.

11.2 Indemnity of Purchaser. Subject to the terms and conditions of this Article 11, Seller shall indemnify, defend and hold harmless Purchaser, its shareholders, directors, officers, managers, employees, agents, affiliates, successors and assigns (the "Purchaser Indemnified Parties") from and against any and all Losses incurred by the Purchaser Indemnified Parties as a result of or arising out of: (a) any breach of any of the representations, warranties or covenants made by Seller in this Agreement; (b) any liabilities of Seller; (c) the use of the Purchased Assets or operation of the Business prior to the Closing Date; or (d) any Taxes imposed upon, or incurred by, Seller or attributable to the operation of the Business prior to and including the Closing Date.

11.3 Indemnity of Seller. Subject to the terms and conditions of this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, affiliates, successors and assigns (the "Seller Indemnified Parties") from and against any and all Losses incurred by the Seller Indemnified Parties as a result of or arising out of: (a) any breach of any of the representations, warranties or covenants made by Purchaser in this Agreement; (b) any liabilities of Purchaser; or (c) the use of the Purchased Assets or operation of the Business subsequent to the Closing Date.

11.4 Indemnity of Daniel Hartman, Mark Cola and Vivek Dave. Subject to the terms and conditions of this Article 11, Daniel Hartman, Mark Cola and Vivek Dave individually

with respect to the representations and warranties in Section 4.6 only, shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, affiliates, successors and assigns (the "Seller Indemnified Parties") from and against any and all Losses incurred by the Seller Indemnified Parties as a result of or arising out of: (a) any breach of any of the representations, warranties or covenants made by Daniel Hartman, Mark Cola and Vivek Dave individually in this Agreement.

11.5 Indemnification Procedure for Third-Party Claims.

(a) In the event that subsequent to the Closing Date any party entitled to indemnification hereunder (an "Indemnified Party") asserts a claim for indemnification or receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement, including, without limitation, any Governmental Authority (a "Third-Party Claim") against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (the "Indemnifying Party"), the Indemnified Party shall give written notice together with a statement of any available information regarding such claim to the Indemnifying Party as soon as practicable after learning of such claim (the "Claim Notice"). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt of the Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim ("Defense Counsel"), to conduct at its expense the defense against such claim in its own name, or, if necessary, in the name of the Indemnified Party; *provided, however*, that Defense Counsel shall be reasonably acceptable to the Indemnified Party.

(b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time period described above, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith appointing defense counsel reasonably acceptable to the Indemnifying Party and to compromise and settle the claim in good faith without prior consent of the Indemnifying Party and such Indemnifying Party will be liable for all costs, expenses, settlement amounts or other Damages paid or incurred in connection therewith.

(c) In the event that the Indemnifying Party does deliver a Defense Notice within the time period described above and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall diligently conduct such defense and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

(d) The Indemnifying Party may enter into any settlement of any Third-Party Claim; *provided, however*, the Indemnifying Party may not enter into any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would

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be imposed against the Indemnified Party, or (ii) such settlement would or could reasonably be expected to create any material financial or other obligation on the part of the Indemnified Party.

11.6 Direct Claims. All claims by an Indemnified Party for indemnification other than indemnification against a Third-Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party written notice thereof, and the Indemnifying Party shall have a period of 60 days within which to satisfy such Direct Claims, except for injunctive or equitable relief, which the Indemnified Person may pursue at any time. The Indemnifying Party shall only be deemed to reject such claim if it sends notice thereof to the Indemnified Party within such 60 day period, in which event the Indemnified Party may pursue such remedies as may be available to the Indemnified Person under this Agreement. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such Direct Claim, in which event the Indemnifying Party shall make promptly make payment to the Indemnified Party therefor.

12 MISCELLANEOUS.

12.1 Governing Law and Jurisdiction. It is the intention of the parties that internal laws of the State of New Mexico (irrespective of its choice of law principles) shall govern the validity of this Agreement. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New Mexico, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12.2 Assignment; Successors and Assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto. Except as otherwise provided herein, each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and shall inure to the benefit of, the successors, executors, heirs, representatives, administrators and assigns of each of the respective parties.

12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provisions to other Persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such invalid or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provisions.

12.4 Entire Agreement. This Agreement, the Exhibits, and the Schedules hereto and all other documents referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, written or oral, among the parties with respect to such subject matter.

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12.5 Expenses. Subject to the terms and conditions of this Agreement, each of the parties shall bear its own expenses incurred in connection herewith.

12.6 Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby.

12.7 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provision.

12.8 Attorneys' Fees. Should a suit or proceeding be brought relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, and all other costs, expenses and fees incurred in connection with such a suit or proceeding and all costs, expenses and fees of any appeal.

12.9 Notices. Whenever any party hereto desires or is required to give any notice, demand or request with respect to this Agreement, each such communication shall be in writing and shall be effective only if it is delivered by personal service, sent by express courier service with guaranteed next Trading Day delivery, charges prepaid or by facsimile or e-mail with verification of receipt, or mailed by the United States certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller, to: Technology Management Company, Inc.
2500 Louisiana Blvd. NE, Suite 300
Albuquerque, New Mexico 87110
Attention: Robert DuBois

with a copy (which shall not constitute notice) to:

Laflin, Pick & Heer, P.A.
8500 Menaul Blvd, NE, Suite B450
Albuquerque, New Mexico 87112
Attention: John E. Heer
Facsimile (505) 883-5834

If to Purchaser, to: B6 Sigma, Inc.
41B Bisbee Court, Unit 4B
Santa Fe, New Mexico
Attention: Richard Mah

with a copy (which shall not constitute notice) to:

Meister Seelig & Fein, LLP
140 East 45th Street
New York, New York 10017

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Attention: Mitchell Lampert, Esq.
Facsimile: (646) 539-3675

Each such communication shall be effective when received by the addressee thereof in the case of personal service, facsimile or e-mail or, if sent by express courier, within one business day after delivery to such courier or, if sent by certified mail in the manner set forth above, three business days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 12.9.

12.10 Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

PURCHASER:	**SELLER:**
B6 SIGMA, INC.	TECHNOLOGYMANAGEMENT COMPANY, INC.
By: [signature]	By: [signature]
Its: CEO	Its: CEO

The undersigned join in this Agreement for the specific purpose of making the representations and warranties set forth in Section 4.6 above, and the indemnification set forth in Section 11.4 above.

[signature] April 5, 2010
Daniel Hartman

____
Mark Cola

____
Vivek Dave

4454-001 Doc 012

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Attention: Mitchell Lampert, Esq.
Facsimile: (646) 539-3675

Each such communication shall be effective when received by the addressee thereof in the case of personal service, facsimile or e-mail or, if sent by express courier, within one business day after delivery to such courier or, if sent by certified mail in the manner set forth above, three business days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 12.9.

12.10 Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

PURCHASER:	**SELLER:**
B6 SIGMA, INC.	TECHNOLOGYMANAGEMENT COMPANY, INC.
By: [signature]	By: [signature]
Its: CEO	Its: CEO

The undersigned join in this Agreement for the specific purpose of making the representations and warranties set forth in Section 4.6 above, and the indemnification set forth in Section 11.4 above.

Daniel Hartman

[signature]
Mark Cola

Vivek Dave

[initials]

Attention: Mitchell Lampert, Esq.
Facsimile: (646) 539-3675

Each such communication shall be effective when received by the addressee thereof in the case of personal service, facsimile or e-mail or, if sent by express courier, within one business day after delivery to such courier or, if sent by certified mail in the manner set forth above, three business days after being deposited in the United States mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section 12.9.

12.10 Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement.

12.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

PURCHASER:	**SELLER:**
B6 SIGMA, INC.	TECHNOLOGYMANAGEMENT COMPANY, INC.
By: [signature]	By: [signature]
Its: ______	Its: CEO

The undersigned join in this Agreement for the specific purpose of making the representations and warranties set forth in Section 4.6 above, and the indemnification set forth in Section 11.4 above.

____
Daniel Hartman

____
Mark Cola

[signature]
____
Vivek Dave

4454-001 Doc 012

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<u>EXHIBIT A</u>

"Accounts Payable" shall have the meaning of all accounts payable and other current liabilities of Seller, each of which result from the operations of the Business in the ordinary course prior to closing.

"Accounts Receivable" means all accounts, notes and other receivables of the Seller, including those resulting from operation of the Business, including, without limitation, all accounts, notes and receivables of the Business reserved, classified as bad debt, or otherwise written off, which result from the operations of the Business in the ordinary course prior to closing, and whether or not actually billed to any customer or third party prior to closing.

"Agreement" means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

"Business" shall have the meaning set forth in the preamble hereto.

"CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Code" shall mean the United States Internal Revenue Code of 1986, as amended.

"Environmental Claim" shall mean a claim, action, suit, complaint, legal proceeding or other notice by any Person alleging or otherwise relating to a violation of, or liability under, any Environmental Law.

"Environmental Laws" shall mean applicable federal, state, provincial, foreign and local statutes, regulations, other legal requirements, and all common law, relating to public health or safety, workplace health or safety, or pollution or protection of the environment.

"Environmental Permits" shall mean permits, licenses and registrations issued by any Governmental Authority that are required under Environmental Laws for Seller to conduct its current operations.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements" shall mean financial statements of the Business for the two most recent fiscal years, in each case prepared by the Registered Accounting Firm pursuant to Regulation S-X promulgated by the SEC, if applicable.

"Governmental Authority" means the government of the United States or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

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"Hazardous Materials" shall mean materials, substances or wastes as to which liability or standards of conduct are imposed under any Environmental Law, including without limitation petroleum and its derivatives and asbestos.

"Intellectual Property" means (a) each trademark and trademark application, together with any reissues, continuations or extensions thereof and all goodwill associated therewith; (b) each trademark license, together with all goodwill associated therewith; (c) each patent and patent application, together with any reissues, continuations or extensions thereof and all goodwill associated therewith; (d) each patent license, together with all goodwill associated therewith; (e) all products and proceeds of the foregoing, including, without limitation, any claim by Seller against third parties for past, present or future infringement of any trademark, any trademark issued pursuant to a trademark application and any trademark licensed under any trademark license; (f) all products and proceeds of the foregoing, including, without limitation, any claim by Seller against third parties for past, present or future infringement of any patent, any patent issued pursuant to a patent application and any patent licensed under any patent license and (g) any and all brands, trade names, service marks, patents, copyrights (including, without limitation, any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, and processes which, in each case, are or have been used in the Business or reasonably necessary to the historical or current conduct or operation of the Business.

"Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

"Lien" means any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

"Loss" or "Losses" means any and all liabilities, losses, claims, damages, suits, actions, judgments, obligations, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and reasonable costs of investigation and litigation).

"Organizational Documents" means with respect to Seller, Seller's Certificate of Incorporation and other organizational documents.

"Permits" means all licenses, certificates, permits, franchises and similar rights issued by a Governmental Authority.

"Person" means any individual, corporation, limited liability company, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

"Purchaser" shall have the meaning set forth in the introductory paragraph.

"Seller" shall have the meaning set forth in the introductory paragraph.

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"Seller's Knowledge" means all facts and information which are within the knowledge and belief after due inquiry and investigation of any of Robert DuBois, Ed Merewether, Gerald Stephens or James Stout.

"Software" means any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, testing scripts, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) all documentation, including user manuals, training materials and functional specifications or similar documentation included as part of any Software licensed by Seller to or from any Person, relating to any of the foregoing.

"Taxes" means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, windfall profits, employee's income withholding, unemployment and Social Security taxes and other withholding taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

"Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes of the Business.

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